                                                                     EXHIBIT 2.1





                       ASSET PURCHASE AND SALE AGREEMENT



                            dated December 20, 1996



                                    between



                               TCA CABLE PARTNERS


                                      and


                      EAST ARKANSAS CABLEVISION, INC. and
                         LAWRENCE COUNTY CABLE PARTNERS

                               TABLE OF CONTENTS


                                                                            Page
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
SECTION 2.  SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . 10
SECTION 3.  CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . 10
SECTION 4.  ASSUMED LIABILITIES AND EXCLUDED ASSETS . . . . . . . . . . . . . 12
SECTION 5.  BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 14
SECTION 6.  SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . 15
SECTION 7.  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . 24
SECTION 8.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . 33
SECTION 9.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
SECTION 10. TERMINATION AND DEFAULT . . . . . . . . . . . . . . . . . . . . . 38
SECTION 11. SURVIVAL OF REPRESENTATIONS
                AND WARRANTIES; INDEMNIFICATION . . . . . . . . . . . . . . . 39
SECTION 12. MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . 42

                         LIST OF SCHEDULES AND EXHIBITS


Schedules
---------
Schedule 1.24            Leased Property

Schedule 1.32            Other Real Property Interests

Schedule 1.29            Owned Property

Schedule 1.35            System Contracts

Schedule 1.36            System Franchises

Schedule 1.37            System Licenses

Schedule 1.38            Tangible Personal Property

Schedule 4.2             Excluded Assets

Schedule 6.3             Required Consents

Schedule 6.4             Liens and Permitted Liens

Schedule 6.10            Financial Statements; Changes or Events

Schedule 6.12            Litigation

Schedule 6.14            Plans; Employee Matters

Schedule 6.15            Systems Information


Exhibits
-------------

Exhibit 7.8              Noncompetition Covenant

Exhibit 9.2.1            Bill of Sale and Assignment and Assumption Agreement

Exhibit 9.2.9            Seller Counsel Opinion

Exhibit 9.3.5            Buyer Counsel Opinion

                       ASSET PURCHASE AND SALE AGREEMENT



       THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 18th day of December, 1996, by and between TCA CABLE PARTNERS, a Delaware general partnership ("Buyer"), whose U.S. Taxpayer Identification Number is 75-2628484, Lawrence County Cable Partners, a Colorado general partnership ("Lawrence Partners"), and East Arkansas Cablevision, Inc., an Arkansas Corporation ("East Arkansas"), whose U.S. Taxpayer Identification Number is 75-1221525.


                                    RECITALS

       A. Lawrence Partners is engaged in the business of providing cable television service to subscribers in and around the municipalities of Caraway, College City, Harrisburg, Hoxie, Imboden, Lawrence County, Leachville, Poinsette, Ravenden, and Walnut Ridge, Arkansas; and the municipality of Cardwell, Missouri (the "Lawrence Partners' Systems") and East Arkansas is engaged in the business of providing cable television service to subscribers in and around the municipalities of Bay, Caraway, Cherry Valley, College City, Craighead County, Cross County, Harrisburg, Hoxie, Imboden, Jonesburo, Keiser, Lake City, Lawrence County, Leachville, Luxora, Manilla, Marked Tree, Mississippi County, Osceola, Poinsett, Ravenden, Walnut Ridge and Weiner, Arkansas and Cardwell, Missouri (the "East Arkansas Systems"). The Lawrence Partners' Systems and the East Arkansas Systems are referred to herein as the "Systems").

       B. Immediately prior to the Closing, Lawrence Partners and East Arkansas may cause all of the assets and liabilities relating to the Lawrence Partners' Systems to be owned by East Arkansas (the "Contribution"). As hereinafter used, "Seller" shall refer to (1) if the Contribution takes place prior to the Closing, Lawrence Partners and East Arkansas for the period from the date of this Agreement to the date of the Contribution, and East Arkansas for the period on and after the Contribution, or (2) if the Contribution does not take place, Lawrence Partners and East Arkansas.

       C. Buyer desires to purchase and Seller desires to sell substantially all the assets used or useful in connection with the Systems.

                                   AGREEMENTS

       In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:


SECTION 1.    DEFINITIONS

       In addition to terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Section 1 shall have the meanings set forth below:

              1.1 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992 and the FCC rules and regulations promulgated thereunder.

              1.2 Affiliate. With respect as to any Person, any Person controlling, controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

              1.3 Assets. All of the assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Cable Business in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Time that are not Excluded Assets, including the Tangible Personal Property, the Owned Property, the Leased Property, the Other Real Property Interests, the System Franchises, the System Licenses and the System Contracts, but excluding any Excluded Assets. The Assets shall further and additionally include all assets related to the cable advertising business of Seller located in Jonesboro d/b/a TCI Media Services.

              1.4 Basic Services. The lowest tier of service offered to subscribers of a System.

              1.5 Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence, lists, records and reports concerning subscribers and prospective subscribers of the Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of Seller with the FCC and statements of account filed by or on behalf of Seller with the U.S. Copyright Office.

              1.6 Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

              1.7 Cable Act. The Cable Communications Policy Act of 1984, as amended, and the rules and regulations promulgated thereunder.

              1.8 Cable Business. The cable television business and other income-generating business conducted by Seller through the Systems.

              1.9    Closing Time.  11:59 P.M., Mountain Time, on the Closing
Date.

              1.10 Communications Act. The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              1.11 Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

              1.12 Environmental Law. Any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

              1.13 Equivalent Basic Subscribers (or "EBSs"). As of any date of determination and for each franchise area served by a System, the number equal to the quotient of (a) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System during the most recent month ended prior to the date of calculation (including billings to single-family households and commercial and bulk subscribers, whether on a discounted or undiscounted basis, but excluding billings in excess of a single month's charges for any account), divided by (b) the standard monthly combined rate (without discount of any kind) charged to single-family households for Basic Services and Expanded Basic Services in effect during such month. For purposes of calculating the number of EBSs, there will be excluded (i) all billings to any subscriber who is more than 60 days' past due in the payment of any amount in excess of $10.00, (ii) all billings to any subscriber who, as of the date of calculation, has not paid in full the charges for at least one full month of service, (iii) that portion of the billings to each subscriber representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any single-family household or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service other than Expanded Basic Service (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, (iv) all billings to any subscriber whose service is pending disconnection for any reason and (v) all billings to any subscriber who was solicited during the sixty day period preceding the Closing to purchase such services by promotions or offers of discounts other than those then generally being offered by the party for which the determination of EBSs is being made or
any of such party's Affiliates.   For purposes of this definition, payments on
account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided.

              1.14 ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

              1.15 ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

              1.16 Expanded Basic Services. Any video programming provided over a cable television system, regardless of service tier, other than Basic Services, any new product tier and video programming services offered on a per channel or per program basis.

              1.17   FCC.  The Federal Communications Commission.

              1.18 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

              1.19 Hazardous Substances. (a) Any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. 2601 et seq.), as amended, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, treatment, storage or disposal of which on Owned Property or Leased Property is prohibited by any Environmental Law; and (h) any other substance which by any Environment Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

              1.20 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

              1.21 Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use in the Cable Business.

              1.22 Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

              1.23 Knowledge. The actual knowledge of a particular matter of one or more of the executive officers of such party or the general manager or one or more of the managers of such party's Systems.

              1.24 Leased Property. The leaseholds of real property described as Leased Property on SCHEDULE 1.24.

              1.25 Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

              1.26 Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

              1.27 Litigation. Any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment and any notice of any of the foregoing.

              1.28 Losses. Any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

              1.29 Owned Property. The fee interests in the real property described as Owned Property on SCHEDULE 1.29 and all improvements thereon.

              1.30 Pay TV. Premium programming services selected by and sold to subscribers on a per channel or per program basis.

              1.31 Permitted Lien. Any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Property and Other Real Property Interests, any Lien which is reflected in the public records and that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Property or Other Real Property Interests as they are being used or operated or to convey good, marketable and indefeasible fee simple title to the same, and (e) in the case of Leased Property, the rights of the fee owner and any lien encumbering the fee interest in such property; provided that "Permitted Lien" will not include any Lien securing a debt or claim (other than inchoate materialmen's, mechanics, workman's repairman's or other like liens arising in the ordinary course of business or any lien described in clause (e) above) or any Lien which could prevent or inhibit in any way the conduct of the business of the affected System as it is currently being conducted, and provided further that classification of any Lien as a "Permitted Lien" will not affect any liability which Seller may have for any such Lien.

              1.32 Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property described as Seller Other Real Property Interests on
SCHEDULE 1.32.

              1.33 Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

              1.34 Required Consents. Any and all consents, authorizations and approvals required under the System Franchises, the System Licenses, the leases and other documents evidencing the Leased Property or the Other Real Property Interests and the System Contracts for (a) Seller to transfer the Assets to Buyer, (b) Buyer to operate the Systems and to own, lease, use and operate the Assets and the Systems at the places and in the manner in which the Assets are used and the Systems are operated as of the date of this Agreement and as of the Closing, and (c) Buyer to assume and perform the System Franchises, the System Licenses, the leases and other documents evidencing Leased Property or Other Real Property Interests and the System Contracts.

              1.35 System Contracts. The pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling or commercial service agreements and other Contracts (other than System Franchises) described on SCHEDULE 1.35.

              1.36 System Franchises. The franchises and similar authorizations or permits described on SCHEDULE 1.36.

              1.37 System Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority (other than those described on SCHEDULE 1.35) described on SCHEDULE 1.37.

              1.38 Tangible Personal Property. All tangible personal property, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are described on SCHEDULE 1.38.

              1.39 Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto

              1.40 Third party. Any Person other than Seller and its Affiliates or Buyer and its Affiliates.

              1.41 Transaction Documents. The instruments and documents described in Sections 9.2 and 9.3 which are being executed and delivered by or on behalf of Buyer or Seller in connection with this Agreement or the transactions contemplated hereby.

              1.42 Other Definitions. The following terms are defined in the Sections or Recitals indicated:


             Term                              Section or Recital
             ----                              ------------------
             Action                                   11.4
             Agreement                          First Paragraph
             Antitrust Division                       7.6
             Assumed Obligations and Liabilities      4.1
             Balance Sheet                           6.10
             Buyer Damages                            11.5
             Closing                                  9.1
             Closing Date                             9.1
             Damages                                  11.6
             East Arkansas Systems                  Recitals
             Excluded Assets                          4.2
             Final Adjustment Report                 3.3.2
             Financial Statements                    6.10
             FTC                                      7.6
             Indemnified Party                        11.4
             Indemnifying Party                       11.4
             Lawrence Partners' Systems             Recitals
             Plans                                   6.14.2
             Prime Rate                              12.10
             Retained Employees                      7.3.1
             Seller                                 Recitals
             Seller Damages                           11.6
             Survival Period                          11.1
             Systems                                Recitals
             Taking                                  12.16
             Transitional Billing Services            7.12
             WARN                                    6.14.1

              1.43 Accounting Terms. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally accepted accounting principles as in effect from time to time in the United States.

SECTION 2.    SALE OF ASSETS

       Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, titles and interests in, to and under the Assets. Except as otherwise specifically provided in this Agreement, all the Assets are intended to be transferred to Buyer, whether or not described in the Schedules.


SECTION 3.  CONSIDERATION

       3.1 Base Purchase Price. Buyer will pay to Seller total cash consideration of $52,000,000 (the "Base Purchase Price"), which will be paid by wire transfer of immediately available funds on the Closing Date in consideration of the sale of the Assets to Buyer.

       3.2 Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted as follows:

              3.2.1 Adjustments on a pro rata basis as of the Closing Date will be made for all prepaid expenses (but only to the extent the full benefit thereof will be realizable by Buyer within 12 months after the Closing Date), accrued expenses (including real and personal property taxes), prepaid income, subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period prior to the Closing Date are for the account of Seller, and all expenses and income attributable to the Business for the period on and after the Closing Date are for the account of Buyer. Seller will receive no credit for any (a) accounts receivable any portion of which is 60 days or more past due as of the Closing Date, (b) all accounts receivable resulting from advertising sales any portion of which is 120 days or more past due as of the Closing Date, or (c) from subscribers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date. Notwithstanding the foregoing, no adjustment will be made for any items of income or expense which relate to any Excluded Assets.

              Buyer's account shall be credited for the amount of all advance payments to, or funds of third parties on deposit with, Seller as of the Closing Date, relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales, will be assumed by Buyer and credited to the account of Buyer.

              Seller shall pay to Buyer the economic value of all accrued vacation time permitted to be taken by any of Seller's former employees hired by Buyer on and after the Closing Date pursuant to Section 7.3.6(a).

       3.3 Determination of Adjustments. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

              3.3.1 Not later than a date Seller reasonably believes is at least 10 Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.2, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete list of subscribers, a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments made to or by Seller and deposits made by Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. Following receipt of such Preliminary Adjustments Report and supporting information, Buyer shall have five Business Days to review such Preliminary Adjustments Report and supporting information and to notify Seller of any disagreements with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in Section
3.2 within such five Business Day period, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date. The estimate so agreed upon by Buyer and Seller or (if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the Closing Date or if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the time provided) the estimates of such adjustments set forth in the Preliminary Adjustments Report shall be the basis for determining the Base Purchase Price.

              3.3.2 Within 30 days after the Closing, Seller will deliver to Buyer a report (the "Final Adjustments Report"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

              3.3.3 Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Such undisputed amounted will be paid to the applicable party within 10
days after such agreement.   Any disputed amounts will be determined within 120
days after the Closing Date by the accounting firm of KPMG Peat Marwick, whose determination will be conclusive. The amount determined by KPMG Peat Marwick will be paid to the applicable party within 10 days after such determination. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three Business Days after the final determination.

       3.4 Allocation of Consideration. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in a schedule mutually agreed to by Buyer and Seller not later than 180 days after the Closing Date (or April 1 of the year following the Closing Date if earlier). Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation.


SECTION 4.    ASSUMED LIABILITIES AND EXCLUDED ASSETS

              4.1 Assumed Obligations and Liabilities. At the Closing, Buyer will assume and after the Closing, Buyer will pay, discharge and perform the following (the "Assumed

Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Assets assigned and transferred to Buyer at the Closing; (b) those obligations and liabilities to customers of the Business for (i) customer deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under Section 3.2, and (ii) customer, advertising and other advance payments held by Seller as of the Closing Date, in the amount for which Buyer received credit under Section 3.2; and (c) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of Buyer's ownership of the Assets or operation of the Systems after the Closing. Notwithstanding the foregoing, Buyer will not assume any obligations or liabilities which relate to any Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Seller, including any obligation, liability or claims relating to or arising pursuant to (x) rate refunds with respect to periods prior to Closing, (y) litigation commenced prior to, or related to an event occurring prior to, the Closing Date, or (z) credit, loan or other agreements pursuant to which Seller has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Assets.

              4.2 Excluded Assets. "Excluded Assets" means all: (a) programming and retransmission consent Contracts (other than those listed on SCHEDULE 1.35); (b) Plans; (c) insurance policies and rights and claims thereunder (except as otherwise provided in Section 12.16); (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents; (f) Seller's trademarks, trade names, service marks, service names, logos and similar proprietary rights; (g) subscriber billing Contracts and related leased equipment; (h) all equipment, contracts or agreements for or relating to the provision of direct satellite television programming to subscribers by a System or any of its Affiliates; and (i) rights, assets and properties described on SCHEDULE 4.2.

SECTION 5.    BUYER'S REPRESENTATIONS AND WARRANTIES

              Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing, as follows:

              5.1    Organization and Qualification of Buyer.

                     5.1.1 Buyer is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and use the assets owned, leased or used by it. Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased or used by it or the nature of its activities makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on Buyer or on the ability of Buyer to perform its obligations under this Agreement.

              5.2 Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Buyer, the performance of Buyer under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly and validly authorized by all action by or on behalf of Buyer. This Agreement has been, and when executed and delivered by Buyer the Transaction Documents will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

              5.3 No Conflict; Required Consents. Except for the Required Consents and the HSR notification, the execution and delivery by Buyer, the performance of Buyer under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) conflict with or violate any provision of its partnership agreement; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, (iv) result in the creation or imposition of any Lien under, any instrument or other agreement to which Buyer is a party by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents to which Buyer is a party.

              5.4 Finders and Brokers. Except for Daniels & Associates, Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.


SECTION 6.    SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing, as follows (provided, however, that, as of the date of this Agreement, each of the following representations and warranties are subject to, and further qualified by, any disclosures made by Seller in the schedules to be prepared and attached hereto after the date hereof pursuant to Section 7.10, and further provided, that, unless otherwise indicated, each Seller represents and warrants to Buyer only with respect to the Assets owned by it and the Cable Business conducted by it as of the date of this Agreement or as of the date of the Closing, and further provided, that, if the Contribution occurs prior to the Closing, any representation or warranty made by Lawrence Partners shall be made as of the date of this Agreement and not as of Closing):

              6.1 Organization and Qualification of Seller. East Arkansas is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and Lawrence Partnership is a partnership duly organized and validly existing under the law of the State of Colorado and each have all requisite corporate or partnership power and authority to own, lease and use the Assets owned, leased or used by it and to conduct the Cable Business as it is currently conducted by it. Each of East Arkansas and Lawrence Partnership is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Assets owned, leased or used by it or the nature of its activities in connection with the Systems owned by it makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of the Cable Business, the Assets or Systems or on the ability of Seller to perform its obligations under this Agreement.

              6.2 Authority and Validity. Seller has all requisite corporate or partnership (as applicable) power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party. The execution and delivery by Seller, the performance of Seller under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly and validly authorized by all action by or on behalf of Seller. This Agreement has been, and when executed and delivered by Seller the Transaction Documents will be, duly and validly executed and delivered by Seller and the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

              6.3 No Conflict; Required Consents. Except for the Required Consents, all of which are listed on SCHEDULE 6.3, and the HSR notification, the execution and delivery by Seller, the performance of Seller under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party do not and will not: (a) conflict with or violate any provision of its charter, bylaws or partnership agreement, as applicable, (b) violate any provision of any Legal Requirement;
(c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Lien under any System Contract or other instrument evidencing any of the Assets or by which Seller or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Cable Business or Seller or on the ability of Seller to perform its obligations under this Agreement or the Transaction Documents to which Seller is a party.

              6.4    Assets.

                     6.4.1 Seller has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Owned Property, Leased Property and Other Real Property Interests, as to which representations and warranties in Section 6.6 apply). The Assets are free and clear of all Liens, except (a) Permitted Liens (b) Liens described on SCHEDULE 6.4, all of which will be terminated, released or, in the case of rights of first refusal listed on SCHEDULE 6.4, waived, as appropriate, at or prior to the Closing. Except as described on SCHEDULE 1.38, the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

                     6.4.2 Except for items included in the Excluded Assets, the Assets constitute all the assets necessary to permit Buyer to conduct the Cable Business and to operate the Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance with all applicable Legal Requirements and Contracts and to perform all of the Assumed Obligations and Liabilities.

                     6.4.3 To the Knowledge of Seller, no third party has been granted or applied for a cable television franchise or is providing or intending to provide cable television services in any of the communities or unincorporated areas currently served by the Cable Business.

              6.5 System Franchises, System Licenses, System Contracts and Other Real Property Interests.

                     6.5.1  Except as described on SCHEDULES 1.24, 1.32, 1.35,
1.36 and 1.37 OR 4.2, Seller is not bound or affected by any of the following that relate primarily or in whole to the Cable Business: (a) leases of real or personal property; (b) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (c) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (d) material easements or rights of access; (e) material pole line and joint line agreements, underground conduit agreements, crossing agreements or bulk or commercial service agreements; or (f) Contracts relating to the operation of the Cable Business other than those described in any other clause of this Section 6.5.1 which contemplate payments by or to Seller in any 12-month period exceeding $10,000 individually or $100,000 in the aggregate.

                     6.5.2 Complete and correct copies of the System Franchises and System Licenses have been delivered by Seller to Buyer. The System Franchises and System Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or to Seller's Knowledge threatened, to terminate, suspend or modify any System Franchises and System Licenses and Seller is in compliance with the terms and conditions of all the System Franchises and System Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the System Franchises and System Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

                     6.5.3 Complete and correct copies of all System Contracts (including Contracts relating to Leased Property and Other Real Property Interests) have been provided to Buyer. Such documents constitute the entire agreement with the other party. Each such System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is not and to Seller's Knowledge, each other party thereto is not in breach or default of any terms or conditions thereunder.

              6.6 Real Property. All the Assets consisting of Owned Property, Leased Property and Other Real Property Interests are described on SCHEDULES 1.24, 1.32 and 1.29. Except as otherwise disclosed on SCHEDULES 1.24, 1.32 and 1.29, Seller holds good, marketable and indefeasible fee simple title to the Owned Property and the valid and enforceable right to use and possess such Owned Property, subject only to Permitted Liens. Seller has valid and enforceable leasehold interests in all Leased Property and, with respect to Other Real Property Interests the valid and enforceable right to use all Other Real Property Interests subject only to Permitted Liens. Except for routine repairs, all of the material improvements, leasehold improvements and the premises of the Owned Property and the premises demised under the leases and other documents evidencing the Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of Owned Property and each parcel of Leased Property and any improvements thereon and their current use
(a) has access to and over public streets or private streets for which Seller has a valid right of ingress and egress, (b) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (c) conforms in its use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel.

              6.7    Environmental.

                     6.7.1 The Owned Property and Leased Property comply with all Environmental Laws. Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Owned Property or Leased Property, transported any Hazardous Substances to or from any Owned Property or Leased Property or discharged any Hazardous Substances from any Owned Property or Leased Property into any body of water, directly or indirectly or undertaken or caused to be undertaken any other activities relating to the Owned Property or Leased Property, which would support a claim or cause of action under any Environmental Law and, to Seller's Knowledge, no other present or previous owner, tenant, occupant or user of any Owned Property or Leased Property or any other Person has committed or suffered any of the foregoing. To Seller's Knowledge, no release of Hazardous Substances outside the Owned Property or Leased Property has entered or threatens to enter any Owned Property or Leased Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Owned

Property or Seller Leased Property. No claim or investigation based on Environmental Laws which relates to any Owned Property or Leased Property or any operations or conditions on it (a) has been asserted or conducted in the past or is currently pending against or with respect to Seller or, to Seller's Knowledge, any other Person, or (b) to Seller's Knowledge, is threatened or contemplated.

                     6.7.2 To Seller's Knowledge, (a) no underground storage tanks are currently or have been located on any Owned Property or Leased Property, (b) no Owned Property or Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and
(c) no building or other structure on any Owned Property or Leased Property contains asbestos or asbestos-containing material.

                     6.7.3 Seller has provided Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession or to which Seller has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Owned Property or Leased Property, (b) all notices or other materials in Seller's possession or to which Seller has access that was received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Owned Property or Leased Property or activities at the Owned Property or Leased Property and (c) all materials in Seller's possession or to which Seller has access relating to any claim, allegation or action by any private third party under any Environmental Law.

              6.8    Compliance with Legal Requirements.

                     6.8.1 The ownership, leasing and use of the Assets as they are currently owned, leased and used and the conduct of the Cable Business and the operation of the Systems as they are currently conducted and operated do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Section 6.8.4, as to which the representations and warranties set forth in that subsection shall apply). Seller has received no notice of any violation by Seller or the Business of any Legal Requirement applicable to the operation of the Cable Business as currently conducted, or the Systems as currently operated and to its Knowledge, there is no basis for the allegation of any such violation.

                     6.8.2 A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

                     6.8.3 Seller has complied and the Cable Business is in compliance, in all material respects, with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the U.S. Copyright Act of 1976 and the applicable rules and regulations thereunder and the applicable rules and regulations of the U.S. Copyright Office, the Register of Copyrights, the Copyright Royalty Tribunal and the Communications Act, including provisions of any thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect), and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Assets, the Systems and the Cable Business.

                     6.8.4 Notwithstanding the foregoing, Seller has used reasonable good faith efforts to comply in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the operation of the Cable Business. Seller has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act. Seller has established rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the 1992 Cable Act other than the failure of any franchising authority to have been certified to regulate rates. Seller has delivered to Buyer complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 filed with respect to the Systems, copies of all other FCC Forms filed by Seller and of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the Systems, and any other documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by Seller with respect to any of the Systems. Seller has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and Seller has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the 1992 Cable Act. Seller has not made any Cost of Service Election with respect to any of the Systems.

              6.9    Patents, Trademarks and Copyrights.    Seller has timely
and accurately made all requisite filings and payments with the Register of Copyrights. Seller has delivered to Buyer complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to copyright rules and regulations with respect to the Business. Seller does not possess any patent, patent right, trademark or copyright related to or material to the operation of the Systems and Seller is not a party to any license or royalty agreement with respect to any such patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The Systems and Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

              6.10 Financial Statements; Undisclosed Liabilities. Seller has delivered to Buyer complete and correct copies of (i) the internally generated unaudited balance sheets of Seller and related statements of income for and as of the year ended December 31, 1995 and (ii) the internally generated unaudited balance sheets and the related unaudited statements of income for each quarter ending on and after March 31, 1996 (all of such financial statements and notes being hereinafter referred to as the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, and, except as may be described therein, present fairly the financial condition of Seller at the dates and for the periods indicated. The unaudited Balance Sheet as of September 30, 1996 of Seller is herein called the "Balance Sheet." At the date of the Balance Sheet, Seller had no material liabilities required by generally accepted accounting principles to be reflected or reserved against therein that were not fully reflected or reserved against on the Balance Sheet, other than liabilities set forth on SCHEDULE 6.10.

              6.11 Absence of Certain Changes or Events. Except as set forth on SCHEDULE 6.10, since the date of the Balance Sheet: (a) Seller has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to Seller's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition Seller or results of operations of Seller or the Cable Business; (b) there has been no material adverse change in the business, condition, financial or otherwise, or liabilities of the Cable Business and, to Seller's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; and the Cable Business has been conducted only in the ordinary course of business. For the purpose of this Agreement, the impact on the Seller of events which affect the cable industry as a whole in the States of Arkansas or Missouri or the United States, shall not be considered in determining whether there has been a material adverse change in the business, financial or other condition or liabilities of the Cable Business.

              6.12 Litigation. Except as set forth in SCHEDULE 6.12: (i) there is no Litigation pending or, to Seller's Knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal against Seller which, if adversely determined, would materially adversely affect the financial condition or operations of the Cable Business, the Systems, the Assets or the ability of Seller to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the System Franchises, System Licenses, System Contracts or leases or other documents evidencing the Leased Property or the Other Real Property Interests; and (ii) there is not in existence any Judgment requiring Seller to take any action of any kind with respect to the Assets or the operation of the Systems, or to which Seller, the Systems or the Assets are subject or by which they are bound or affected.

              6.13 Tax Returns; Other Reports. Seller has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Seller, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the Assets, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Seller has received no notice of, nor does Seller have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the Assets.

              6.14   Employment Matters.

                     6.14.1 SCHEDULE 6.14 contains a complete and correct list of the names and positions of all employees engaged in the Business. Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                     6.14.2 Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which Seller or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of Seller or any of its ERISA Affiliates participate is set forth in SCHEDULE 6.14 (the " Plans"). Neither Seller, any of its ERISA Affiliates nor any Plan is in material violation of any provision of ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan and no "prohibited transaction" (as defined in Section 406 of ERISA) has occurred with respect to any Plan which would result in material liability to Seller or any of its ERISA Affiliates. No material "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) exists with respect to any Plan. After the Closing, Seller will not be required, under

ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Plan currently maintained by Buyer or any of its ERISA Affiliates.

                     6.14.3 Except as set forth on SCHEDULE 6.14, there are no collective bargaining agreements applicable to any Person employed by Seller that render services in connection with the Systems and Seller has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Seller that render services in connection with the Systems or any effort by any labor organization to obtain representative status. Except as described on SCHEDULE 6.14, Seller has no employment agreements, either written or oral, with any employee of the Systems and none of the employment agreements listed on SCHEDULE 6.14 requires Buyer to employ any Person after the Closing.

              6.15 Systems Information. SCHEDULE 6.15 sets forth a materially true and accurate description of the following information relating to the Cable Business as of recent date prior to the date of this Agreement:

                     (a) the number of single family homes and residential dwelling units passed by the Systems;

                     (b) the number of miles of plant included in the Assets and the channel capacity of such plant;

                     (c)  the number of subscribers served by the Systems;

                     (d) the cities, towns, townships, villages, boroughs and counties served by the Systems;

                     (e) a description of basic and optional or tier services available from the Systems, the rates charged by Seller for each and the number of EBSs receiving each optional or tier service; and

                     (f) the stations and signals carried by the Systems and the channel position of each such signal and station.

              6.16 Finders and Brokers. Except for Daniels & Associates, Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

              6.17 Disclaimer of Warranty. Buyer acknowledges and agrees that Seller shall not be liable for or bound in any manner by, and Buyer has not relied upon, any express or implied, oral or written, information, warranty, guaranty, promise, statement, inducement, or representation pertaining to the Cable Business, the Assets and operations, prospects, income, expense, or liabilities of the Cable Business or the Systems except as is expressly set forth in this Section 6, elsewhere in this Agreement or in the Original Schedules to be attached hereto. Buyer has conducted its own inspection of the Cable Business and the Systems to its own satisfaction and has independently investigated, analyzed, and appraised the condition, value, prospects, and profitability thereof and the risk associated therewith.


SECTION 7.    ADDITIONAL COVENANTS

              7.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, Seller will give to Buyer and its counsel, accountants and other representatives full access during normal business hours to all the premises and books and records of the Cable Business and to all of Seller's Assets and Systems' personnel; and will furnish to Buyer and such representatives all such documents, financial information and other information regarding the Cable Business and the Assets as Buyer from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of Seller in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

              7.2 Continuity and Maintenance of Operations; Certain Deliveries and Notices. Except as the Buyer may otherwise consent in writing, between the date of this Agreement and the Closing, Seller:

                     7.2.1 will conduct the Cable Business and operate the Systems only in the usual, regular and ordinary course and consistent with past practices (including but not limited to making capital expenditures and fulfilling installation requests) and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (i) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Systems, unless Buyer requests otherwise, (ii) use commercially reasonable efforts to keep available the services of its employees and agents providing services in connection with the Cable Business and (iii) continue making normal marketing, advertising and promotional expenditures with respect to the Cable Business;

                     7.2.2 will maintain the Assets in good repair, order and condition, ordinary wear and tear excepted, will maintain equipment and inventory for the Systems at normal historical levels consistent with past practices, but, as of the Closing Date, there shall not be less than that amount of equipment and inventory necessary to operate the Systems for a period of thirty days after Closing assuming normal use and operations; will maintain in full force and effect, policies of insurance with respect to the Cable Business, in such amounts and with respect to such risks as is customarily maintained by operators of cable television systems of the size and geographic location of the Systems and will maintain its books, records and accounts with respect to the Assets and the operation of the Systems in the usual, regular and ordinary manner on a basis consistent with past practices;

                     7.2.3 will not (i) modify, terminate, renew, suspend or abrogate any System Contract other than retransmission consents or programming System Contracts other than in the ordinary course of business, (ii) modify, terminate, renew, suspend or abrogate any retransmission consent or programming System Contract, System Franchise, lease or document evidencing Leased Property or Other Real Property Interests or System License, (iii) take or omit to take any action that would result in any of its representations and warranties in this Agreement or in any Transaction Document not being true and correct in all material respects when made or at the Closing, (iv) engage in any marketing, subscriber installation or collection practices that are inconsistent with its past practices; (v) except in the ordinary and normal course of business, change the rate charged for any level of Basic Services, Expanded Basic Services, or any Pay TV or add, delete, retier or repackage any programming services except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided however if rates are changed in order to so comply, Seller will provide Buyer with copies of any FCC forms (even if not filed with any Governmental Authority) that Seller used to determine that the new rates were allowable, (vi) make any Cost of Service Election, (vii) enter into any agreement with or commitment to any competitive access providers with respect to the System, or (viii) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business or permit the creation of a Lien on any Asset;

                     7.2.4 will promptly deliver to Buyer true and complete copies of all monthly and quarterly financial statements and operating reports and any reports with respect to the operation of the Cable Business prepared by or for Seller at any time from the date of this Agreement until the Closing;

                     7.2.5 will give or cause to be given to Buyer and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act and prepared with respect to any of the Systems, such forms to be reasonably satisfactory in form and substance to Buyer;

                     7.2.6 will duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within 36 months after any date between the date of the Agreement and the Closing Date; and

                     7.2.7 will promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which would result in any of its representations and warranties in this Agreement or in any Transaction Document not being true, complete and correct in all material respects when made or at the Closing, and, with respect to clause (ii), use its commercially reasonable efforts to remedy the same.

              7.3    Employees.

                     7.3.1 Buyer may, but shall have no obligation to, employ or offer employment to any employee of the Cable Business. Not less than 45 days' prior to the Closing, Seller shall provide to Buyer a list of all active employees of the Systems excluding all employees subject to a collective bargaining agreement or represented by a labor organization, if any, as of a recent date, showing then-current positions and rates of compensation and indicating which of such employees Seller desires to retain as its employees (the "Retained Employees). Within 10 days after receipt of this list, Buyer will provide to Seller in writing a list of employees Buyer or its Affiliates desires to employ following the Closing, which list shall not include any
Retained Employees.   As of the Closing Date, Seller shall terminate the
employment of all its employees who were employed incidental to the conduct of the Cable Business other than Retained Employees.

                     7.3.2 Seller will pay or cause to be paid to all employees employed in the Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation (other than vacation which is allowed to be carried over pursuant to Section 7.3.6(a)), sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing, including, without limitation, all amounts, if any, payable on account of the termination of their employment. Seller agrees to cooperate in all reasonable respects with Buyer to allow Buyer to evaluate and interview employees of the Cable Business to make hiring decisions.

                     7.3.3 Seller will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans. Buyer will not assume any obligation or liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

                     7.3.4 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting employees of Seller incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of Seller, whether or not such employees are hired by Buyer after the Closing. Buyer will not have and assume any obligation or liability under or in connection with any such plan.

                     7.3.5 Seller will remain solely responsible for, and will indemnify and hold harmless Buyer from and against all Losses arising from or with respect to, all salaries and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the Buyer, as a result of their employment by it prior to the Closing Time, the termination of their employment prior to the Closing Time, the obligation, if any, to notify and/or bargain with any labor organization, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement (including without limitation WARN) or otherwise relating to their employment prior to the Closing Time.

                     7.3.6 Notwithstanding anything to the contrary herein, any employee of Seller (other than a Retained Employee) which is offered employment by Buyer and accepts such offer of employment prior to the Closing Date (a) shall be entitled to vacation to which they are entitled at the Closing Date as employees of Seller; provided, however, that the amount of vacation permitted to be carried over by such employees shall be limited to the maximum amount of vacation permitted to be taken by employees of Buyer in accordance with Buyer's standard practices; (b) shall be entitled to participate in Buyer's employee benefit plans to the same extent as similarly situated employees of Buyer and their dependents; (c) shall receive credit for such employee's past service with the Seller as of the Closing Time for purposes of eligibility and vesting under Buyer's employee benefit and other plans to the same extent as other similarly situated employees of Buyer; and
(d) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under Buyer's employee benefit plans, including any group health plans, except to the extent such employees were subject to such limitations under Seller's employee benefit plans.

                     7.3.7. If Buyer discharges without cause within 90 days after Closing any former employees of Seller hired by Buyer at Closing, and such employees would have been entitled to severance payments pursuant to Seller's severance benefits plan if such employees had been discharged without cause by Seller in accordance with Section 7.3.1 and not hired by Buyer as of Closing, then Buyer shall pay severance benefits to such employees in accordance with Seller's severance benefit plan to the extent such plan would have paid severance to any such employees.

                     7.3.8 Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties a third party beneficiary of this Agreement.

              7.4 Leased Vehicles; Other Capital Leases. Seller will pay the remaining balances on any leases for vehicles or capital leases included in its Tangible Personal Property and will deliver title to such vehicles and other Tangible Personal Property free and clear of all Liens (other than Permitted Liens) to Buyer at the Closing.

              7.5 Required Consents, Estoppel Certificates, Franchise Renewal. Seller will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all the Required Consents and any other consent, authorization or approval required to be obtained by such party in connection with the transactions contemplated by this Agreement, reasonably satisfactory in form and substance to the other, and deliver to Buyer copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by Seller; provided, however, that Seller will afford Buyer the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought. Seller will cooperate with Buyer to obtain all Required Consents, but Seller will not be required to accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses, System Contracts or leases or documents evidencing Leased Property or Other Real Property Interests of the Cable Business that are not acceptable to Seller. Notwithstanding the foregoing, as soon as practicable after the date of this Agreement, but in any event no later than 20 days after the date of this Agreement, the parties will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority, an FCC Form 394 with respect to each System Franchise as to which such Form 394 is required. Seller will also use its best efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to System Contracts as Buyer may request.

                     7.5.1 Seller will use commercially reasonable efforts to obtain and cooperate with Buyer to obtain renewals or extensions of any System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority for a period expiring no earlier than three years after the Closing Date.

                     7.5.2 Notwithstanding the foregoing, Seller will not have further obligation to obtain Required Consents; (a) with respect to license agreements relating to pole attachments where the licensing party will not consent to an assignment of such license agreement but requires that Buyer enter into a new agreement with such licensing authority, in which case Buyer shall use its best efforts to enter into such agreement as soon as possible and Seller will cooperate with and assist Buyer in obtaining such agreements; provided however that Buyer's commercially reasonable efforts shall not require the Buyer to take any action of the type that Buyer is not required to take pursuant to this Section; and (b) for any business radio license which Seller reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto.

              7.6 HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 40 days after such execution, Buyer and Seller will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective reasonable best efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each of the parties will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates, if a party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates having significant assets, net worth or revenue. Notwithstanding anything to the contrary in this Agreement if either party determines in its reasonable business judgment that a request for additional data and information in connection with the HSR Act is unduly burdensome, either party may terminate this Agreement by notifying the other party. Buyer and Seller shall each pay one-half of the HSR filing fee.

              7.7 Transfer Taxes. All sales, use or excise Taxes arising from or payable by reason of the transfer of any of the Assets will be shared equally by Seller and Buyer. All transfer and similar Taxes or assessments, including transfer fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the Assets will be paid by Seller.

              7.8 Noncompetition. At the Closing, Seller will execute and deliver to Buyer a Noncompetition Covenant, in the form attached hereto as
EXHIBIT 7.8.

              7.9 Programming. Seller will execute and deliver such documents and take such action as may be reasonably requested by Buyer to enable Buyer to comply with the requirements of its programming agreements with respect to divestitures and acquisitions of cable television systems; provided, however, that Seller will not be required to provide specific programming or channels or to assume any liability with respect to or in connection with Buyer's programming agreements.

              7.10 Schedules. Not less than 45 days after the date of this Agreement, Seller will prepare and deliver to Buyer copies of each of the disclosure Schedules to be attached hereto (the "Original Schedules"). Buyer may terminate this Agreement no later than ten days after receipt of the Schedules if in the commercially reasonable judgment of the Buyer, the Schedules disclose a fact or facts that materially affect the value of the Systems.

              Not less than five Business Days prior to Closing, Seller will deliver to Buyer revised copies of each of the Original Schedules which shall have been updated and marked to show any changes occurring between the date of the delivery of the Original Schedules prepared by Seller and the date of delivery of the updated Schedules; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the Original Schedules, and provided further that if the effect of any such updates to the Original Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

              7.11 Use of Names and Logos. For a period of 60 days after the Closing, Buyer will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller to the extent incorporated in or on the Assets transferred to it at the Closing, provided that Buyer will exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights of the other from the Assets as soon as reasonably practicable following the Closing.

              7.12 Transitional Billing Services. Seller will provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by Buyer for a period of up to 90 days following the Closing to allow for conversion of existing billing arrangements ("Transitional Billing Services"). Buyer will notify Seller at least 10 days prior to the Closing as to whether it desires Transitional Billing Services from Seller. All Transitional Billing Services, if any, that are requested by Buyer will be provided on terms and conditions reasonably satisfactory to Seller; provided, however, that the amount to be paid by Buyer will not exceed the cost to Seller of providing such Transitional Billing Services. Seller will notify Buyer, at least 45 days prior to the Closing, of the cost to Seller of providing such Transitional Billing Services.

              7.13   Confidentiality and Publicity.

                     7.13.1 Each party will use reasonable efforts to assure that any non-public information that such party may obtain from the other in connection with this Agreement or with respect to the Cable Business and Systems will be confidential and, unless and until the Closing occurs, such party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and
(ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by either party to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof.

                     7.13.2 Neither party will issue any press releases or make any other public announcement, any oral or written statements to Buyer's and Seller's employees concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

              7.14 Bulk Transfers. Buyer and Seller each waives compliance by the other with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

              7.15 Title Commitments; Lien Searches. Seller will cooperate with Buyer to obtain, at Seller's expense, such commitments for owner's or lessee's title insurance policies on Owned or Leased Property and lien searches, as Buyer may request.

              7.16 Further Assurances. At or after the Closing, each of Buyer and Seller at the request of the other, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Assets. Without limiting the generality of the foregoing, Buyer and Seller will take, or cause to be taken, all actions consistent with the terms of this Agreement.

              7.17 Consents. Subsequent to the Closing, Seller will continue to use commercially reasonable efforts to obtain in writing as promptly as possible any consent, authorization or approval required to be obtained by it in connection with the transactions contemplated under this Agreement which was not obtained on or before the Closing and will deliver copies of the same, reasonably satisfactory in form and substance, to Buyer. The obligations set forth in this Section will survive the Closing and will not be merged in the consummation of the transactions contemplated hereby.

              1. Post-Closing Cooperation upon Inquiries as to Rates. For a period of 24 months after Closing, Seller will cooperate with and assist Buyer by providing, upon request, all information in Seller's possession (and not previously made available to Buyer) relating directly to the rates set forth in SCHEDULE 6.15, as applicable, or on any of FCC Forms 393, 1200, 1205, 1210, 1220, 1225, 1235 or 1240 or any other FCC Form, that Buyer may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority.

              2. Broker's Fee. Seller and Buyer shall each pay one-half of the brokerage fee due to Daniels & Associates.

              3. Phase I Environmental Report. Seller will, at its expense, for each parcel of Owned Property deliver to Buyer at or prior to 15 days prior to the anticipated Closing Date a Phase I Environmental Site Assessment in accordance with ASTM Standard E 1527-93.

SECTION 8.    CONDITIONS PRECEDENT

              8.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Buyer:

                     8.1.1 Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects at and as of the Closing with the same effect as if made at and as of the Closing.

                     8.1.2 Performance of Agreements. Seller has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                     8.1.3 Deliveries. Seller has delivered the items and documents required to be delivered by it, pursuant to this Agreement, including those required under Section 9.2.

                     8.1.4 Legal Proceedings. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit Buyer's ownership or operation of all or a material portion of any System, the Cable Business or the Assets,
(ii) compel Buyer to dispose of or hold separate all or a material portion of any System, the Cable Business or the Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                     8.1.5 Consents. Buyer has received evidence, in form and substance reasonably satisfactory to it, that the Required Consents have been obtained.

                     8.1.6 No Material Adverse Change. There has not been any material adverse change in the Assets or the financial condition or operations of the Cable Business or the Systems since the date of this Agreement.

                     8.1.7 Environmental Assessments. Any environmental audits or assessments conducted by Buyer with respect to the Owned Property or the Leased Property do not indicate the presence thereon, or the likelihood of presence thereon, of Hazardous Substances of a kind or in a quantity as could reasonably be expected to give rise to a material risk of liability.

                     8.1.8 Subscribers. The Systems serving Jonesboro, Walnut Ridge and Imboden, Arkansas are serving at least 21,236 Equivalent Basic Subscribers and the remaining Systems are serving at least 8,102 Equivalent Basic Subscribers..

                     8.1.9 Documents and Records. Seller has delivered to Buyer (i) all existing blueprints, schematics, working drawings, plans, specifications, projections, statistics, engineering records, System construction and as-built maps and (ii) all customer lists, files and records used by Seller in connection with the operation of the Systems, including a list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the Systems. Delivery of the foregoing will be deemed made to the extent such lists, files and records are then located at any of the offices included in the Owned Property or Leased Property.

                     8.1.10 Retransmission Consent. With respect to any retransmission consent Contracts for broadcast signals carried on the Systems on the date of this Agreement and on the date of the Closing that are included as part of the Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals have been obtained on terms and conditions reasonably acceptable to Buyer.

                     8.1.11 HSR Act. All filings required under the HSR Act will have been made and the applicable waiting period will have expired or been earlier terminated.

                     8.1.12 Franchise Renewals. Any System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority has been renewed or extended for a period expiring no earlier than three years after the Closing Date.

              8.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Seller:

                     8.2.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects at and as of the Closing with the same effect as if made at and as of the Closing.

                     8.2.2 Performance of Agreements. Buyer has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                     8.2.3 Deliveries. Buyer has delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 9.3.

                     8.2.4 Legal Proceedings. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit Buyer's ownership or operation of all or a material portion of any System, the Cable Business or the Assets,
(ii) compel Buyer to dispose of or hold separate all or a material portion of any System, Cable Business or Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or
(iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                     8.2.5 HSR Act. All filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated.

SECTION 9.    THE CLOSING

              9.1 The Closing; Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at a date (the "Closing Date") and time mutually determined by Seller and Buyer, which Closing Date shall be within ten days after the date on which all conditions set forth in Sections 8.1 and 8.2 have either been satisfied or waived in writing by the party entitled to the benefit of such condition.

              9.2 Seller's Delivery Obligations. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

                     9.2.1 Bill of Sale and Assignment and Assumption Agreement. An executed counterpart of the Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT 9.2.1.

                     9.2.2 Deeds. A general warranty deed in a form reasonably acceptable to Buyer (and complying with applicable state laws) with respect to each parcel of Owned Property, duly executed and acknowledged and in recordable form, warranting good and clear record and marketable and indefeasible fee simple title to such Owned Property against all Persons claiming by, through or under Seller.

                     9.2.3 Lien Releases. Evidence satisfactory to Buyer that all Liens (other than Permitted Liens) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form satisfactory to Buyer effecting such terminations, releases or waivers.
                     9.2.4 Seller Noncompetition Covenant. Seller will have delivered to Buyer a Noncompetition Covenant in the form of EXHIBIT 7.8 executed by Seller.

                     9.2.5 Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                     9.2.6 Evidence of Corporate or Partnership Actions. Certified corporate resolutions or other evidence reasonably satisfactory to Buyer that Seller has taken all corporate or partnership action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

                     9.2.7 FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to Buyer.

                     9.2.8 Officer's Certificate. Buyer will have received a certificate executed by an executive officer of East Arkansas (and a general partner of Lawrence Partnership, if applicable) dated the date of the Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in Sections 8.1.1 and 8.1.2 have been satisfied.

                     9.2.9 Seller Counsel Opinion. Buyer will have received an opinion of Mary S. Willis, Esq., counsel to Seller, dated the date of the Closing, in the form of EXHIBIT 9.2.9.

                     9.2.10 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

              9.3 Buyer's Delivery Obligations. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

                     9.3.1 Closing Payments. The Purchase Price required to be paid by Buyer pursuant to Section 3.

                     9.3.2 Assignment and Assumption Agreement. An executed counterpart of the executed Bill of Sale and Assignment and Assumption Agreement in the form of EXHIBIT 9.2.1.

                     9.3.3 Evidence of Authorization Actions. Unanimous written consent of the TCA Partners Partnership Committee or other evidence reasonably satisfactory to Seller that Buyer has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

                     9.3.4 Officer's Certificates. Seller will have received a certificate executed by an executive officer of Buyer dated the date of the Closing, reasonably satisfactory in form and substance to Seller certifying that the conditions specified in Sections 8.2.1 and 8.2.2 have been satisfied.

                     9.3.5 Buyer Counsel Opinion. Seller will have received an opinion of Jackson & Walker, counsel to Buyer, dated the date of the Closing, in the form of EXHIBIT 9.3.5.

                     9.3.6 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.


SECTION 10.   TERMINATION AND DEFAULT

              10.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                     10.1.1 At any time, by the mutual agreement of Buyer and Seller;

                     10.1.2 By either Buyer or Seller at any time, if the other is in material breach or default of any of its covenants, agreements or other obligations herein or in any Transaction Document, or if any of its representations herein or in any Transaction Document are not true in all material respects when made or when otherwise required by this Agreement or any Transaction Document to be true and such breach or default is not cured or waived prior to Closing;

                     10.1.3  By either Buyer or Seller upon written
notice to the other, if any of the conditions to its obligations set forth in Sections 8.1 and 8.2, respectively, are not satisfied on or before 365 days from the date of this Agreement for any reason other than a material breach or default by such party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

                     10.1.4  As otherwise provided herein.

              10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13 and
12.15. Termination of this Agreement pursuant to Sections 10.1.2 or 10.1.3 will not limit or impair any remedies that any of Seller or Buyer may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.


SECTION 11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

              11.1 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer in this Agreement and in the Transaction Documents will survive until the first anniversary of the Closing Date, except that (a) all such representations and warranties with respect to any Taxes, rates, Environmental Law, ERISA, employment matters or copyright matters will survive until 60 days after the expiration of the applicable statute of limitations (including any extensions) for such Taxes, rates, Environmental Law, ERISA, employment matters or copyright matters, respectively and (b) the representations and warranties as to ownership of the Assets in
Section 6.4, and as to ownership of Owned Property set forth in Section 6.6, and in the general warranty deed or deeds delivered with respect to Owned Property will survive the Closing and the delivery of such deeds and will continue in full force and effect without limitation. The periods of survival of the representations and warranties prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by a party in a written notice to the other party before such expiration or about which a party has given the other party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the Transaction Documents will survive the Closing and will continue in full force and effect without limitation.

              11.2 Indemnification by Seller. From and after the Closing, Seller will indemnify and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, officers, directors, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Seller in this Agreement, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (c) any act or omission of Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Cable

Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on SCHEDULE 6.12, (d) any liability or obligation not included in the Assumed Obligations and Liabilities, (e) any claim that the transactions contemplated by this Agreement violate WARN or any Legal Requirement or any fraudulent conveyance laws of any jurisdiction, (f) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Owned Property or Leased Property prior to the Closing Time, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), or (g) any rate refund ordered by any Governmental Authority with respect to the Systems for periods prior to the Closing Time.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (g) of this Section, Buyer's rights to pursue its claim under clauses (b) through (g), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

              11.3 Indemnification by Buyer. From and after the Closing, Buyer will indemnify and hold harmless Seller and its shareholders and its and their respective Affiliates and the shareholders, officers, directors, Employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, or (c) the failure of Buyer to perform the Assumed Obligations and Liabilities.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) or (c) of this Section, Seller's rights to pursue its claim under clauses (b) or (c), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause
(a).

              11.4 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this
Section 11.4.  No Indemnifying Party will settle or compromise any such Action
(A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

              11.5 Limitations on Indemnification - Seller. Seller will not be liable for indemnification arising solely under Section 11.2(a) for (a) any Losses of or to Buyer or any other Person entitled to indemnification from Seller or (b) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "Buyer Damages") unless the amount of Buyer Damages for which Seller would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $50,000, in which case Seller will be liable for all such Buyer Damages, which will be due and payable within 15 days after Seller's receipt of a statement therefor. Seller will not have any liability under Section 11.2 to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligation thereunder exceeds $2,500,000.

              11.6 Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising solely under Section 11.3(a) for (a) any Losses of or to Seller or any other Person entitled to indemnification from Buyer or (b) any Losses incidental to or relating to or resulting from any of the foregoing the items described in clauses (a) and (b) collectively being referred to for purposes of this Section as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $50,000, in which case Buyer will be liable for all such Seller Damages, which will be due and payable within 15 days after Buyer's receipt of a statement therefor. Buyer will not have any liability under Section 11.3 to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $2,500,000, except for any failure of Buyer to pay or perform its Assumed Obligations and Liabilities.

              1. Other Indemnification. The provisions of Sections 11.1, 11.4, 11.5 and 11.6 will be applicable to any claim for indemnification made under any other provision of this Agreement and all references in Sections 11.1, 11.4, 11.5 and 11.6 to Sections 11.2 and 11.3 will be deemed to be references to such other provisions of this Agreement.

              2. Fair Market Value. Buyer and Seller shall each maintain assets with a fair market value of at least Two Million Five Hundred Thousand ($2,500,000) for the period of time that each is liable to indemnify the other pursuant to this Section 11.

SECTION 12.   MISCELLANEOUS PROVISIONS

              12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that a party may, without the consent of any other party, assign or delegate its rights or obligations under this Agreement to any of its Affiliates, and such assignee will be substituted for such party under this Agreement as though it were the original party to this Agreement. Notwithstanding the foregoing, Seller may assign this Agreement to any third party qualified intermediary. Furthermore, notwithstanding the foregoing, Buyer may assign its right pursuant to this Agreement to buy certain of the Systems (except those Systems serving the communities of Jonesboro, Walnut Ridge, and Imboden Arkansas) to Friendship Cable of Arkansas, Inc. ("Buford") (including the covenants, representations and warranties and indemnities that pertain to those certain Systems) provided however, Buyer shall remain liable to perform all covenants of this Agreement including, but not limited to, the obligation to purchase the Systems and pay to Seller the consideration pursuant to Section 3 hereof. Notwithstanding any such assignment to Buford, the microwave site at Hickory Ridge shall be conveyed to TCA.

              12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

              To Seller at:

              East Arkansas Cablevision, Inc.
              5619 DTC Parkway
              Englewood, Colorado  80111
              Attention: Dan L. Buchanan
              Telecopy: 303/488-3219

              With a copy similarly addressed to the attention of Mary Willis (Legal Department).

              To Buyer at:

              TCA CABLE PARTNERS
              3015 S.S.E. Loop 323
              Tyler, Texas 75701
              Attention: Fred R. Nichols
              Telecopy: 903/595-1929

              With a copy similarly addressed to the attention of Legal Department.

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation.

              12.3 Right to Specific Performance. The parties acknowledge that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by the parties of its obligations under this Agreement, and the parties agree that in the event of such breach, the parties will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement.

              12.4 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

              12.5 Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

              12.6 CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF COLORADO.

              12.7 Terms. Terms used with initial capital letters or otherwise defined in this Agreement will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

              12.8 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

              12.9 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

              12.10 Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

              12.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

              12.12 Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

              12.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

              12.14 Construction. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

              12.15 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

              12.16 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to the Closing Time. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days from the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer in writing of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller to either (a) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects to so terminate this Agreement, both parties will stand fully released and discharged of any and all obligations under this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (to the extent not used to replace or restore such lost or damaged property), except for any proceeds from business interruption insurance relating to the loss of revenue for the period prior to the Closing Date, will be delivered by Seller to Buyer or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, and Seller will pay to Buyer an amount equal to the difference between the amount of such insurance costs and the full replacement cost of the damaged or lost Assets.

       If, prior to the Closing, any part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller that it intends to condemn all or any part the Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing Seller will assign to Buyer all of Seller's rights to all damages payable with respect to the Taking and (d) following the Closing, Seller will give Buyer such further assurances of such rights and assignment with respect to the taking as Buyer may from time to time reasonably request.

              12.17 Tax Consequences. No party to this Agreement makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

              12.18 Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

        The parties have executed this Agreement as of the day and year first above written.


                                           EAST ARKANSAS CABLEVISION, INC.



                                           By:
                                           Name:  William R. Fitzgerald
                                           Title: Vice President


                                           LAWRENCE COUNTY CABLE PARTNERS


                                           By:
                                              --------------------------------
                                                  By:
                                                  Name:  William R. Fitzgerald
                                                  Title: Vice President


                                           TCA CABLE PARTNERS



                                           By:
                                           Name:
                                           Title: